Exhibit 10.82

LEASE MODIFICATION AND EXTENSION AGREEMENT

This Lease Modification and Extension Agreement (“Agreement”), dated as of September 14, 2009, between 60 HUDSON OWNER LLC (successor to Hudson Telegraph Associates, L.P., formerly known as Hudson Telegraph Associates), a Delaware limited liability company, having an office c/o FirstService Williams LLC, 380 Madison Avenue, New York, New York 10017-2513 (“Landlord”), and ABOVENET COMMUNICATIONS INC. (successor to F. Garofalo Electric Co., Inc. and National Fiber Network Inc.), a Delaware corporation, having an address at 360 Hamilton Avenue, White Plains, New York 10601 (“Tenant”).

WITNESSETH:

WHEREAS:

A.           Landlord presently leases to Tenant, pursuant to an agreement of lease, dated December 30, 1994, as thereafter amended (“Existing Lease”), a portion of the 15th floor (“Existing Premises”) at Landlord’s building at 60 Hudson Street, New York, New York (“Building”), for a term (“Present Term”) which is scheduled to expire on March 31, 2010, unless sooner terminated pursuant to the provisions of the Existing Lease; and

B.           Tenant has timely and effectively exercised its first five year (“Renewal Term”) renewal option (“Initial Renewal Option”) set forth in Section 66 of the Existing Lease (“Section 66”) and Landlord and Tenant have been seeking to determine, pursuant to the provisions of Section 66, the Fixed Rent for the Renewal Term; and

C.           At the same time as Landlord and Tenant have been proceeding as set forth in Paragraph B above, they have been negotiating the terms and conditions for a fifteen year long term leasing of the Existing Premises and have agreed upon such terms and conditions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, Landlord and Tenant agree that the Existing Lease hereby is amended as follows:

1.           Definitions, Tenant’s Representation and Parent’s Guaranty.

(A)         All defined terms used herein shall have the same meanings as are ascribed to them in the Existing Lease. The Existing Lease, as modified by this Agreement and as the same may be hereafter modified, is hereinafter sometimes collectively referred to as the “Current Lease.”

(B)         As an inducement to Landlord to accept AboveNet Communications Inc. as the Tenant under this Agreement, (i) Tenant hereby represents and warrants to Landlord that Exhibit A annexed hereto accurately sets forth in all material respects the net income earned by Tenant’s parent, AboveNet Inc. (“AboveNet Parent”) for calendar year 2008, and (ii) simultaneously herewith, the AboveNet Parent is guarantying the performance of the Tenant’s obligations during the entire duration of the Current Lease pursuant to the form annexed hereto as Exhibit B.

2.           Tenant’s Sole Remaining Renewal Option.

(A)         The parties agree that their execution and exchange of this Agreement is deemed to constitute Tenant’s exercise of the Initial Renewal Option, but only as modified and extended pursuant to the provisions of this Agreement.

(B)         Tenant shall retain the second five year renewal option provided for in Section 66 (“Sole Remaining Option”), upon and subject to the terms and conditions set forth in Section 66, except that Section 66 shall be revised as follows with respect to the Sole Remaining Option:

(i)          The Sole Remaining Option only shall be applicable to the entire Existing Premises which, if Tenant effectively exercises the Sole Remaining Option, shall be leased by Landlord to Tenant in its “as is” condition on April 1, 2025 (without any work contribution from Landlord) and otherwise upon and subject to all then applicable terms and conditions of the Current Lease, except as otherwise set forth in this Paragraph 2;

(ii)         The last date for Tenant to exercise the Sole Remaining Option shall be March 31, 2024, time being of the essence;

(iii)        The 2nd Extension Term (as defined in Section 66) shall be from April 1, 2025 – March 31, 2030;

(iv)        The initial Fixed Rent payable by Tenant for the Existing Premises during the 2nd Extension Term (“Initial Option Fixed Rent”) shall be the greater of (a) $806,543.00 per annum, or (b) the FMRV (as hereinafter defined) for the Existing Premises as of March 31, 2025, which Initial Option Fixed Rent shall be increased as provided in subparagraph (vi) below (“Option Fixed Rent”);

(v)         The FMRV shall be the fair market rental value, as of March 31, 2025, of space comparable to the Existing Premises in lower Manhattan, taking into account the special character of the Building as a telecommunications industry specialty building.

(vi)        On each April 1 during the 2nd Extension Term, commencing with April 1, 2026, the Initial Option Fixed Rent (and commencing on December 1, 2027, the applicable Option Fixed Rent) shall be increased by two (2%) percent of the applicable Option Fixed Rent in effect on the immediately preceding March 31; and

(vii)       Tenant shall have no further renewal option.

3.           Leasing of Existing Premises. Commencing on April 1, 2010 (“Effective Date”) and running through March 31, 2025 (“Extended Lease Term”), unless the Extended Lease Term is terminated as provided pursuant to the Current Lease:

(A)         The Current Lease shall continue to cover the Existing Premises;

(B)         The Existing Premises may be used solely for the purposes permitted by Sections 2, 6, 43 and any other applicable provisions of the Existing Lease;

(C)         The Existing Premises shall be leased to Tenant in its “as is” condition on the Effective Date and Landlord shall not be required to perform any work to prepare the Existing Premises for Tenant’s continued occupancy. The continued occupancy by Tenant of the Existing Premises shall be conclusive evidence as against Tenant that, as of the Effective Date, the Existing Premises was in good and satisfactory condition; and

(D)         During the Extended Lease Term, the Existing Premises shall be leased to Tenant upon and subject to all terms and conditions of the Current Lease, except as modified by this Paragraph 3.

4.           Fixed Rent for the Existing Premises.

(A)         During the Extended Lease Term, the Fixed Rent for the Existing Premises (which includes an annual two (2%) percent increase intended to reimburse Landlord for anticipated increases in Building operating expenses, in lieu of operating expense escalation or so-called porter’s wage and/or Building utility escalation) shall be as set forth in the following table:

Period	Fixed Rent Per Annum
April 1, 2010 – March 31, 2011	$522,600.00
April 1, 2011 – March 31, 2012	$533,052.00
April 1, 2012 – March 31, 2013	$543,713.00
April 1, 2013 – March 31, 2014	$554,587.00
April 1, 2014 – March 31, 2015	$565,679.00
April 1, 2015 – March 31, 2016	$621,414.00
April 1, 2016 – March 31, 2017	$633,842.00
April 1, 2017 – March 31, 2018	$646,519.00
April 1, 2018 – March 31, 2019	$659,449.00
April 1, 2019 – March 31, 2020	$672,638.00
April 1, 2020 – March 31, 2021	$730,512.00
April 1, 2021 – March 31, 2022	$745,122.00
April 1, 2022 – March 31, 2023	$760,024.00
April 1, 2023 – March 31, 2024	$775,224.00
April 1, 2024 – March 31, 2025	$790,728.00

(B)         The Fixed Rent does not include additional rent payable for tax escalation and Tenant’s electrical consumption, conduits, Fuel Riser Charges and POE Charges, which shall be payable as provided in the Existing Lease and/or this Agreement.

(C)         Tenant has paid all amounts owing under the Existing Lease which have been invoiced to Tenant for the period through August 31, 2009, except for items such as more recent submetered electric billing (for the period from and after July 30, 2009) and Building service charges, which have not yet been invoiced to Tenant and will be paid by Tenant within twenty (20) days after being billed therefor.

5.           Changes to Existing Lease from and after the Effective Date. From and after the Effective Date:

(A)         “Base Tax Year,” for purposes of calculation of escalation on behalf of Real Estate Taxes, shall mean the calendar year 2009 (i.e., the average of the Real Estate Taxes for the tax fiscal years July 1, 2008 – June 30, 2009 and July 1, 2009 – June 30, 2010) and, therefore, “Base Year Taxes” shall mean the Real Estate Taxes as finally determined for the Base Tax Year;

(B)         “Subsequent Tax Year” shall mean any tax fiscal year during the Extended Lease Term beginning on or after July 1, 2009;

(C)         Subsections (E), (F), (G), (H) and (I) of Section 37 and Sections 40, 41, 45, 50, 51, 62 and 67 of the Existing Lease shall be of no force and effect during the Extended Lease Term;

(D)         The Security Deposit of $63,873.34 currently held by Landlord under the Existing Lease shall be immediately increased to $152,425.00, and, as so increased, shall continue to be held and disbursed by Landlord upon and subject to the terms and conditions of Sections 34 and 60 of the Existing Lease. Simultaneously herewith, Tenant is delivering to Landlord $88,551.66, which shall be temporarily held by Landlord (together with the existing Security Deposit) solely as the new increased Security Deposit, pending Tenant’s delivery of the Letter of Credit hereinafter provided for. Within ninety (90) days after Tenant’s receipt of a duplicate original of this Agreement, Tenant shall deliver to Landlord a Letter of Credit in the amount of $152,425.00 and complying with the requirements of Section 60(A) of, and Exhibit B to, the Existing Lease (whereupon Landlord shall, within thirty (30) days after receipt of such Letter of Credit, return to Tenant the entire cash Security Deposit then being held by Landlord); and

(E)         Section 51 of the Existing Lease is deleted in its entirety and the following is substituted therefor:

“51.         Insurance

During the Term, Tenant shall pay for and keep in force general liability policies in standard form providing coverage on an occurrence basis including bodily injury and property damage liability, personal injury liability, contractual liability and fire legal liability, all subject to common terms and conditions. Such insurance is to be primary insurance, notwithstanding any insurance maintained by the indemnified parties, shall cover the operations of Tenant and may contain commercially reasonable deductibles, but no other self-insurance. Such insurance is to be secured with New York licensed insurers authorized to issue such policies and reasonably approved by Landlord (Landlord hereby approving a New York licensed insurer which has a Best’s rating of A-VIII). The minimum limits of liability shall be a combined single limit for bodily injury and property damage of not less than $3,000,000.00 per occurrence and annual aggregate per location. All coverage required by this Section 51 may be satisfied by a combination of primary and excess policies of insurance. If at any time during the Term it appears that public liability or property damage limits in the City of New York for buildings similarly situated, due regard being given to the use and occupancy thereof, are higher than the foregoing limits, then Tenant shall increase the foregoing limits accordingly. Landlord (and each member thereof in the event Landlord is a partnership, joint venture or other entity) and Landlord’s managing agent (Landlord’s current managing agent is GVA Williams) shall be named as additional insureds in the aforesaid insurance policies. Tenant shall also secure and keep in force “all risk” property insurance covering all of its personal property, equipment, trade fixtures, goods, merchandise, furniture, furnishings and other items removable by Tenant located in the premises for the full replacement value thereof from time to time. All such policies shall provide that the insurer shall endeavor to deliver to Landlord not less than thirty (30) days’ prior notice of cancellation, non-renewal or material change of or to said insurance. Tenant shall deliver ACORD 25 or 28, as appropriate, or the nearest equivalent if any such form is discontinued or superseded, certificates of insurance evidencing such policies, including the additional insureds as required above and reasonably satisfactory evidence of payment of premiums, if requested by Landlord. Tenant shall supply renewal certificates as soon as practicable upon renewal. All premiums and charges for the aforesaid insurance shall be paid by Tenant. If Tenant shall fail to maintain any such required insurance, or to pay the premiums therefor when due, Landlord may obtain such insurance or make such payment and the cost thereof to Landlord shall be repaid to Landlord by Tenant on demand as additional rent. Tenant shall not violate or permit to be violated any condition of any of said policies and Tenant shall perform and satisfy the requirements of the companies writing such policies.”

(F)         The following shall be added as Section 68 to the Existing Lease:

“68.        Landmark Designation

Tenant is hereby notified that the premises are subject to the jurisdiction of the Landmarks Preservation Commission. In accordance with sections 25-305, 25-306, 25-309 and 25-310 of the Administrative Code of the City of New York and the rules set forth in Title 63 of the Rules of the City of New York, any demolition, construction, reconstruction, alteration or minor work as described in such sections and such rules may not be commenced within or at the premises without the prior written approval of the Landmarks Preservation Commission. Tenant is notified that such demolition, construction, reconstruction, alterations or minor work includes, but is not limited to, (a) work to the exterior of the premises involving windows, signs, awnings, flagpoles, banners and storefront alterations and (b) interior work to the premises that (i) requires a permit from the Department of Buildings or (ii) changes, destroys or affects an interior architectural feature of an interior landmark or an exterior architectural feature of an improvement that is a landmark or located on a landmark site or in a historic district.”

6.           Fuel Riser Charges.

(A)         Landlord has completed the installation of a Building emergency generator fuel system, consisting of a storage tank and accompanying controls located in the subbasement of the Building (“Subbasement Fuel Tank”) and a fuel riser (“Fuel Riser”) connected thereto (collectively, “Fuel Riser System”) which will enable Building tenants to receive fuel for the emergency generator tanks located in their premises and Tenant wishes to connect to and utilize the Fuel Riser System for the Existing Premises, upon and subject to the terms and conditions of the Existing Lease, as modified hereby. Except for maintenance, repairs and replacements in and to the Fuel Riser System (collectively, “Repair Work”) necessitated by the negligence or improper conduct of Tenant or any of its agents, employees, representatives, contractors, subcontractors, licensees or invitees (which Repair Work shall be performed by Landlord, at Tenant’s expense, to be paid by Tenant to Landlord within twenty (20) days after Landlord bills Tenant therefor), Landlord shall, at its expense perform all Repair Work.

(B)         Tenant shall, in compliance with all applicable requirements of the Current Lease and with Landlord’s guidance and coordination (collectively, “Landlord’s Coordination”), perform the Connection Work (as hereinafter defined) necessary to connect its emergency generator tank within the Existing Premises (“Generator Tank”) to the Fuel Riser System.

(C)         Within thirty (30) days hereafter, Tenant shall, as additional rent under the Lease:

(i)          Pay Landlord $17,500.00, representing the agreed payment by Tenant to reimburse Landlord for Landlord’s Coordination;

(ii)         Pay Landlord a one time tap in charge of $50,000.00 for the right to connect the Generator Tank to the Fuel Riser System; and

(iii)        Commence payment to Landlord of an annual charge (“Annual Riser Charge”), until the expiration of the Extension Term and any 2nd Extension Term, of $25,000.00 (in equal monthly installments of $2,083.33), to reimburse Landlord for the costs incurred for the storage of the fuel within the Subbasement Fuel Tank and the maintenance of the Subbasement Fuel Tank and the Fuel Riser System.

In addition, Tenant shall also pay directly to the supplier of the fuel it consumes for its Generator Tank such supplier’s charges for such fuel (without any additional charge imposed by Landlord), as measured by meters to be installed as a part of the Connection Work, which also shall constitute additional rent under the Lease. Landlord shall arrange for a supplier of its choosing to make timely deliveries of fuel to be utilized for the operation of the Subbasement Generator Tank.

Tenant shall, when connecting its Generator Tank to the Fuel Riser System, pay all costs relating to the installation of all pipes, controls, meters and other equipment necessary for such purpose (collectively, “Connection Work”) and shall utilize the engineer (Highland Associates) and contractor (United Plumbing and Mechanical) designated by the Building for such purpose. Tenant shall be responsible for obtaining approval from any other tenant or occupant of the Building (collectively, “Other Tenant”) to enable Tenant to run its lateral piping constituting a part of the Connection Work (“Lateral Piping”) through any Other Tenant’s space (“Other Space”), if necessary. Landlord shall assist Tenant’s efforts to obtain any such approval in a reasonable manner. The parties acknowledge that Landlord has arranged for Tenant to run the Lateral Piping through the space adjacent to the Existing Premises presently leased to Light Tower Fiber Long Island, LLC ("Light Tower"). Landlord approves, in principle, such running of the Lateral Piping, provided the Lateral Piping is so run in compliance with all applicable laws and all applicable provisions of the Current Lease. If the Lateral Piping is so run, the Other Space is hereafter vacated and, by reason of such vacating, Tenant is required to relocate such run of the Lateral Piping, then (1) in the event that Landlord agrees to reimburse Tenant for the reasonable costs of such relocation; or (2) in the even tthat the new tenant or occupant of the Other Space pays Tenant the reasonable costs of such relocation, Tenant, in either event shall relocate the lateral Piping to a new location mutually selected by Landlord and Tenant, both acting reasonably.

(D)         All amounts payable pursuant to this Paragraph 6 are sometimes collectively referred to in this Agreement as the “Fuel Riser Charges.”

(E)         Landlord shall indemnify Tenant from and against all loss, damage, liability, cost and expense (including reasonable attorneys’ fees, but specifically excluding any and all consequential damages of any nature) resulting solely from Landlord’s failure (other than by reason of circumstances beyond Landlord’s control) to perform its obligations under this Paragraph 6 with respect to the Subbasement Fuel Tank and/or the Fuel Riser System.

(F)         On or before the expiration or sooner termination of the Current Lease, Tenant shall, at its expense, remove all elements of the Connection Work, repair any resultant damage to the Existing Premises, the Building and/or the Fuel Riser System and restore the Existing Premises to the condition in which the Existing Premises is required to be returned to Landlord at the end of the Current Lease.

(G)         Anything in this Agreement to the contrary notwithstanding, provided, at any time from and after April 1, 2020, (i) Tenant gives Landlord not less than thirty (30) days of its intention to disconnect its Generator from the Fuel Riser System (“Disconnection Work”), and (ii) thereafter permanently completes, in compliance with all applicable provisions of the Current Lease, applicable law and the requirements of all governmental authorities having jurisdiction and to Landlord’s reasonable satisfaction, all elements of the Disconnection Work, then, commencing from and after such completion of the Disconnection Work, Tenant shall have no further liability for any installments of the Annual Riser Charge thereafter accruing.

7.          Meet-Me-Room.

(A)         As a material inducement to Landlord to enter into this Agreement, Tenant covenants, on behalf of itself and its successors and assigns, that (x) it will not operate or hold itself out as operating a so-called “meet-me room,” carrier or telecom hotel, or other similar type of interconnection facility for the telecommunications industry within all or any portion of the Premises; and (y) it will cause any entity subleasing, licensing or otherwise occupying or maintaining equipment in any Premises to make a similar covenant for the benefit of Landlord; and (z) it will recognize the validity of Landlord’s trademarks as set forth in Exhibit C hereto and will refrain from using any of such trademarks or any other term that could be readily confused with Landlord’s trademarks. Tenant acknowledges and agrees that the covenants and restrictions set forth in this Paragraph are a material inducement for Landlord to enter into this Agreement with Tenant and a default hereunder shall be deemed a material default under the Current Lease for which Landlord shall have all of its rights and remedies set forth in the Current Lease and at law. Among any other remedies for any such default permitted by law or the provisions of the Current Lease, Landlord shall be entitled to enjoin Tenant from any violation of such covenants and restrictions.

(B)         If, at any time during the Amended Lease Term, or any 2nd Extension Term, Landlord installs, or licenses or otherwise permits another party to install, a Building-wide system for an interconnections/“meet-me room” (which Landlord shall be under no obligation to do), then, once such system is operational, all further communications interconnections made by Tenant shall be by way of such system and pursuant to the Building-wide regulations applicable thereto and Tenant shall pay the reasonable Building-wide charges with respect to any such further interconnections. Any previously existing interconnections shall continue to be governed by the applicable provisions of the Current Lease.

(C)         Anything in subparagraphs (A) or (B) of this Paragraph 8 to the contrary notwithstanding, but subject to all applicable provisions of the Current Lease. Tenant may license (a “Collocation License”) portions of the Existing Premises to users solely for collocation purposes in Tenant’s ordinary course of business (a “Collocation Licensee”), provided, however, that (i) such Collocation License and the rights of such Collocation Licensee shall at all times be subordinate to the Current Lease and shall not be binding on Landlord, (ii) such Collocation License will expire no later than the day prior to the expiration or earlier termination of the Current Lease, and (iii) such Collocation License shall be for location of communications equipment only and shall not grant to the Collocation Licensee the right to occupy any portion of the Building or the Existing Premises. The provisions of subsection (K) of Section 44 of the Current Lease shall be applicable to all Collocation Licenses as if each such Collocation License was a sublease (although no provision hereof shall have the effect of constituting any Collocation License as a sublease).

8.           Conduit Charges.

Landlord and Tenant acknowledge and agree that:

(A)         As of the date hereof, Tenant is paying charges for conduits installed pursuant to the Existing Lease (“Conduit Charges”) in the amount of $113,468.43 per annum (as detailed in Exhibit D annexed hereto).

(B)         An audit performed by Landlord of conduits installed in the Building by Tenant indicates that there is additional linear footage of conduits installed pursuant to the Existing Lease (totaling 3,285 linear feet), the total linear footage of conduits presently installed pursuant to the Existing Lease constituting an agreed total of 14,585 linear feet and being hereinafter collectively called the “Current Conduits.”

(C)         Anything in Section 64 of the Existing Lease to the contrary notwithstanding:

(i)          Tenant shall pay Landlord, throughout the Extended Lease Term and any 2nd Extension Term, as additional rent under the Current Lease, Conduit Charges for the Current Conduits commencing at $150,466.31 per annum (as detailed in Exhibit D hereto and as the same may be increased by Conduit Charges payable pursuant to agreements executed between the date hereof and April 1, 2010) and increasing by three (3%) percent per annum, cumulatively, on each April 1 during the Extended Lease Term and any 2nd Extension Term, which shall be payable on the first day of each month during the Extended Lease Term and any 2nd Extension Term;

(ii)         All future conduits installed by Tenant shall only be installed with Landlord’s prior written consent (which shall not be unreasonably withheld or delayed) and in compliance with all applicable provisions of the Current Lease and applicable law and the requirements of all governmental authorities having jurisdiction. The Conduit Charges for any such new conduits (regardless of their diameter) shall be $1,000.00 per annum, per one hundred (100) linear feet, which Conduit Charges shall be increased by three (3%) percent on each January 1 during the Extended Lease Term and any 2nd Extension Term after the installation of such conduits. Prior to installing any such conduits, Landlord and Tenant shall execute and exchange Landlord’s then standard agreement for conduits so installed, reflecting the Conduit Charges set forth in this subparagraph (C)(ii); and

(iii)        Anything in the Current Lease to the contrary notwithstanding, provided (a) Tenant gives Landlord not less than thirty (30) days notice of its intention to deactivate any Current Conduits (“Conduit Deactivation”), and (b) permanently completes the removal, in compliance with all applicable provisions of the Current Lease, applicable law and the requirements of all governmental authorities having jurisdiction, and to Landlord’s reasonable satisfaction, of all conduits and related equipment constituting a part of any applicable Conduit Deactivation (collectively, “Conduit Removal”), Tenant may from time to time, effect a Conduit Deactivation. Any Conduit Deactivation will be effective (“Conduit Removal Date”) ten (10) days after compliance with all requirements of this subparagraph (iii). Upon the occurrence of any applicable Conduit Removal Date, the then applicable Conduit Charges shall be reduced by the amount then being paid for the Current Conduits which are the subject to the Conduit Deactivation, whereupon Landlord and Tenant shall execute and exchange an agreement, reasonably satisfactory to both, specifying the applicable Conduit Removal Date, the Current Conduits which were the subject of the Conduit Deactivation and the resultant reduction in the Conduit Charges theretofore applicable.

9.           POE Charges.

(A)         Landlord and Tenant acknowledge that Tenant is utilizing eight points of entry to the Building (“POE’s”) as of the date of this Agreement. Tenant may continue to utilize such POE’s throughout the balance of the Present Term, the Extended Lease Term and any 2nd Extension Term.

(B)         During the Extended Lease Term, Tenant shall pay Landlord, as additional rent under the Current Lease, an annual charge for the POE’s (“POE Charges”) as follows:

Period	POE Charges Per Annum
April 1, 2010 – March 31, 2013	-0-
April 1, 2013 – March 31, 2016	$100,000.00
April 1, 2016 – March 31, 2019	$150,000.00
April 1, 2019 – March 31, 2025	$200,000.00

(C)         Throughout any 2nd Extension Term, the POE Charges shall be $250,000.00 per annum.

(D)         The POE Charges for each annual period (April 1 – March 31) during the Extended Lease Term and any 2nd Extension Term during which POE Charges are payable shall be payable in twelve equal monthly installments, on the first day of each month during the Extended Lease Term.

(E)         Anything in the Current Lease to the contrary notwithstanding, provided, at any time during the Extension Term (i) Tenant gives Landlord not less than thirty (30) days notice of its intention to deactivate no more than four (4) of the POE’s (“POE Deactivation”), and (ii) permanently completes the removal, in compliance with all applicable provisions of the Current Lease, applicable law and the requirements of all governmental authorities having jurisdiction, and to Landlord’s reasonable satisfaction, of all conduits, wiring and other equipment entering the Building through any POE being deactivated, Tenant may perform the POE Deactivation. Under no circumstances, may more than four (4) of the POE’s be deactivated during the Extension Term. Any POE Deactivation during the Extension Term shall be effective (“POE Partial Removal Date”) ten (10) days after compliance with the requirements of this subparagraph (E). From and after the occurrence of any POE Partial Removal Date, the then applicable POE Charges thereafter shall be reduced by five (5%) percent for each permitted POE Deactivation during the Extension Term, whereupon Landlord and Tenant shall execute and exchange an agreement reasonably satisfactory to both, specifying the applicable POE Partial Removal Date, the (up to a total of four) POE’s which were the subject of such POE Deactivation and the resultant applicable reduction in the POE Charges.

(F)         Anything in this Agreement to the contrary notwithstanding, at any time during the 2nd Extension Term, provided Tenant complies with all requirements of subsection (i) and (ii) of subparagraph (E) above, Tenant may deactivate all (but not less than all) remaining POE’s (“POE Total Removal Date”), in which event, during the portion of any 2nd Extension Term commencing ten (10) days after the POE Total Removal Date, no further POE Charges shall be payable.

10.          Brokerage. Landlord and Tenant covenant, represent and warrant to the other that each has had no dealings or communications with any broker or agent in connection with the consummation of this Agreement other than CB Richard Ellis, Inc. (“CBRE”) and FirstService Williams LLC (“Williams”). Landlord agrees to pay commissions to CBRE and Williams pursuant to separate agreements. Tenant covenants and agrees to indemnify Landlord from and against all loss, damage, liability, cost and expense (including reasonable attorneys’ fees and disbursements) relating to any claim by any broker or agent (other than CBRE and Williams) with respect to this Agreement which is based on alleged actions of Tenant or its agents or representatives. Such indemnification shall survive any expiration or termination of the Current Lease.

11.          First Mortgage. Supplementing all applicable provisions of the Existing Lease (including, without limitation, Section 7 of the Existing Lease), the Current Lease is subordinate to any current or future first mortgage on the Building. In the event of a foreclosure of such mortgage, Tenant shall attorn to the then mortgagee thereunder and any subsequent owner or purchaser of the Building and the land on which it stands.

12.          Landlord’s Exercise of Self-Help. Any reservation of a right by Landlord to enter upon the Existing Premises and to make or perform any repairs, alterations, or other work in, to, or about the Existing Premises that, in the first instance, is Tenant’s obligation pursuant to the Current Lease, shall not be deemed to (a) impose any obligation on Landlord to do so; (b) render Landlord liable to Tenant or to any third party for Landlord’s failure to do so; or (c) relieve Tenant from any obligation to indemnify Landlord as otherwise provided in the Current Lease.

13.          USA Patriot Act.

(A)         Certification. Tenant hereby certifies that:

(i)          It is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(ii)         It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.

(B)         Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all loss, damage, liability, cost and expense of any nature (including reasonable attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

(C)         Assignment and/or Subletting. If Tenant assigns the Current Lease, the assignee under such assignment shall be required to expressly provide any certification reasonably required by Landlord which relates to the USA Patriot Act. Any approved sublease of all or any portion of the Existing Premises shall require the sublessee to provide any certification reasonably required by Landlord which relates to the USA Patriot Act.

14.          Existing Lease Ratified. Except as modified by this Agreement, the Existing Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and the Existing Lease, as so modified, is hereby ratified and confirmed.

15.          Successors and Assigns. The covenants, agreements, terms and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Current Lease, their respective assigns.

16.          Changes to Be in Writing. This Agreement may not be changed orally, but only by a writing signed by the party against whom enforcement thereof is sought.

17.          Not Binding Until Executed by Landlord. The submission of this Agreement to Tenant shall not constitute an offer by Landlord to execute and exchange this Agreement with Tenant and is made subject to Landlord’s acceptance, execution and delivery hereof.

18.          Tenant’s Representation. Tenant hereby represents that, to Tenant’s knowledge, Landlord is not in default in the performance of any of its obligations under the Current Lease as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

60 HUDSON OWNER LLC

By:	HUDSON TELEGRAPH ASSOCIATES, L.P., its sole member

	By:	Sixty Hudson Management LLC, its general partner

		By:	/s/ Kenneth Carmel
Name: Kenneth Carmel
Manager

ABOVENET COMMUNICATIONS INC.

By:	/s/ Douglas M. Jendras
Name: Douglas M. Jendras
Title: Senior Vice President

EXHIBIT A

Abovenet Inc. (ABVT.PK)

Income Statement

View: Annual Data|Quarterly Data		All numbers in thousands
PERIOD ENDING	31-Dec-08	30-Sep-08	30-Jun-08	31-Mar-08
Total Revenue	88,800	82,100	77,100	70,800
Coat of Revenue	31,600	32.100	31,800	30.800
Gross Profit	88400	60,000	48,800	40,100
Operating Expenses
Research Development	*	•	•	•
Selling General and Administrative	21.700	22,000	21,100	24,800
Non Recurring	•	•	*	•
Others	11.300	12.200	12,200	12,600
Total Operating Expenses	•	-	•	•
Operating Income or Loss	28,300	14,800	12,200	2,700
Income from Continuing Operations
Total Other Income/Expense Net	(1.600)	(1,800)	400	2.000
Earnings Before Interest And Taxes	23,800	13,400	12,600	4,700
Interest Expense	1,200	1,100	600	700
Income Before Tax	22.800	12,300	11,700	4.000
Income Tax Expense	6.300	1,800	600	800
Minority Interest	*
Net Income From Continuing Ops	17.300	10,400	11,200	3.400
Non-recurring Events
Discontinued Operations	•	-	•
Extraordinary Items	-	•	*	•
Effect Of Accounting Changes			•	•
Other Items	•	•	*	-
Net Income	17,300	10,400	11,200	5,400
Preferred Stock And Other Adjustments	-	-	•	-
Net Income Applicable To Common Shares	$17,300	$10,400	$11,200	$3,400

EXHIBIT B

GUARANTY

This Guaranty, made as of the day of August, 2009, by ABOVENET, INC., a _____________ corporation, having an address at 360 Hamilton Avenue, White Plains, New York (“Guarantor”), to and for the benefit of 60 HUDSON OWNER LLC, a Delaware limited liability company, having an address c/o First Service Williams, LLC, 380 Madison Avenue, New York, New York 10017 (“Landlord”).

WITNESSETH:

WHEREAS, Landlord is the owner of the land and the building thereon (“Building”) known as 60 Hudson Street, in the Borough of Manhattan, City, County and State of New York; and

WHEREAS, by a certain lease modification and extension agreement (“Lease”), to be dated as of even date herewith between Landlord and AboveNet Communications, Inc., as tenant (“Tenant”), Landlord intends to continue to demise to Tenant a portion of the fifteenth (15th) floor (“Premises”) of the Building as more specifically described in the Lease; and

WHEREAS, Guarantor desires to give this Guaranty to Landlord in order to induce Landlord to enter into the Lease with Tenant.

NOW, THEREFORE, for good and valuable consideration and as an inducement to Landlord to enter into the Lease:

1.          Guarantor hereby unconditionally and absolutely guarantees to Landlord the full and prompt payment when due of the rent and additional rent (however characterized) and all other sums and charges payable by the tenant under the Lease, and further hereby unconditionally and absolutely guarantees the full and timely performance and observance of all covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant. Guarantor hereby covenants and agrees to and with Landlord that if default shall at any time be made by Tenant, its successors and assigns, under the Lease, or if Tenant, its successors and assigns shall default in the payment when due of such rent, additional rent, sums and charges payable by Tenant under the Lease, Guarantor will forthwith upon demand therefor pay such rent and other sums and charges, and any arrears thereof, to Landlord and will forthwith faithfully perform and fulfill all terms, covenants, conditions and agreements of the Lease, and will forthwith pay to Landlord all damages, costs and expenses that may arise in consequence of any default by Tenant, its successors and assigns, under the Lease, including, without limitation, all attorney’s fees and disbursements incurred by Landlord or caused by any such default and/or the enforcement of this Guaranty. Successive recoveries may be had hereunder.

2.          This Guaranty is an absolute and unconditional guaranty of payment and of performance. It shall be enforceable against Guarantor without the necessity of any suit or proceedings on Landlord’s part of any kind or nature whatsoever against Tenant, its successors and assigns, or any other person or entity (“Other Guarantor”) guaranteeing any of the same obligations guaranteed by Guarantor hereunder and without the necessity of notice of nonpayment, nonperformance or nonobservance or any notice of acceptance of this Guaranty and without need for demand for payment under this Guaranty or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no respect be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Landlord against Tenant, or against Tenant’s successors and assigns, or against any Other Guarantor, of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease or allowed at law or in equity, or by relief of Tenant or any Other Guarantor from any of their respective obligations under the Lease, their guaranties or otherwise by (a) the release or discharge of Tenant or any Other Guarantor in any creditors’ proceedings, receivership, bankruptcy or other proceedings, (b) the impairment, limitation or modification of the liability of Tenant or any Other Guarantor or the estate of Tenant or any Other Guarantor in bankruptcy, or of any remedy for the enforcement of Tenant’s said liability under the Lease, or any Other Guarantor’s liability under its guaranty, resulting from the operation of any present or future provisions of the bankruptcy laws or from the decision in any court, (c) the rejection or disaffirmance of the Lease in any such proceedings, or (d) any lack of validity or enforceability of this Guaranty, the Lease, any other guaranty or any other circumstance which might otherwise constitute a defense available to Guarantor or Tenant.

3.          This Guaranty shall be a continuing guaranty and the liability of Guarantor shall in no way be affected, modified or diminished by reason of any assignment, amendment, renewal, supplement, modification or extension of, or expansion of the space covered by, the Lease; any subletting of the Premises or any part thereof; any modification or waiver of or change in any of the terms, covenants, conditions or provisions of the Lease; any extension of time that may be granted by Landlord to Tenant, its successors or assigns, or any Other Guarantor; a changed or different use of the Premises, whether or not consented to by Landlord; or any dealings or transactions or matters or things occurring between Landlord and Tenant, its successors or assigns, or any Other Guarantor, whether or not notice thereof is given to Guarantor.

4.          This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against Tenant for liquidation or reorganization, should Tenant become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Tenant’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance guaranteed hereunder, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of such obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, Guarantor’s obligations hereunder shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

5.          Landlord’s consent to any occupancy agreement covering, or subletting of, all or any portion of the Premises by any party or to any assignment or successive assignments by Tenant or Tenant’s assigns of the Lease, made either with or without notice to Guarantor, shall in no manner whatsoever release Guarantor from any liability hereunder.

6.          All of Landlord’s rights and remedies under the Lease or under this Guaranty are intended to be distinct, separate and cumulative, and no such right and remedy therein or herein mentioned, whether exercised by Landlord or not, is intended to be an exclusion of or a waiver of any of the others. The obligation of Guarantor hereunder shall not be released by Landlord’s receipt, application or release of any security given for the performance and observance of covenants and conditions required to be performed or observed by Tenant under the Lease nor shall Guarantor be released by the maintenance of or execution upon any lien which Landlord may have or assert against Tenant and/or Tenant’s assets.

7.          Guarantor hereby submits itself to the jurisdiction of the courts of New York in any action or proceeding against Guarantor arising out of this Guaranty and designates Tenant and the Secretary of State of the State of New York, acting severally, as its agent for service of process in any such action or proceeding. A copy of any such service shall be mailed to Guarantor as provided in Paragraph 11. Guarantor may change its agent for service of process by notice given to Landlord as provided in Paragraph 11 hereof. Any such substituted agent must be resident in New York City.

8.          Guarantor hereby covenants and agrees to and with Landlord, its successors and assigns, that Guarantor may be joined in any action against Tenant or against any one or more Other Guarantors in connection with the Lease and that recovery may be had against Guarantor in such action or in any independent action against Guarantor without Landlord, its successors or assigns, first pursuing or exhausting any remedy or claim against Tenant, its successors or assigns or against any one or more Other Guarantors. Guarantor also agrees that, in any jurisdiction, it will be conclusively bound by the judgment in any such action by Landlord against Tenant (wherever brought) as if Guarantor were a party to such action even though Guarantor is not joined as a party in such action.

9.          Guarantor hereby waives all right to trial by jury in any action or proceedings hereafter instituted by Landlord to which Guarantor may be a party.

10.         If this Guaranty is held ineffective or unenforceable by any court of competent jurisdiction, Guarantor shall be deemed to be a tenant under the Lease with the same force and effect as if Guarantor were expressly named as a joint tenant therein with joint and several liability.

11.         Any notice, demand or request by either party to the other shall be in writing, and shall be deemed to have been duly given or made if mailed by certified mail, return receipt requested, addressed to the other party at its address above set forth or to such other address as the receiving party shall have designated by notice given as above provided. Notices so given shall be deemed received on the third (3rd) business day after mailing.

12.         This Guaranty shall be construed in accordance with and governed by the laws of the State of New York.

13.         This Guaranty shall inure to the benefit of Landlord and Landlord’s successors and assigns, and shall be binding upon and enforceable against Guarantor and Guarantor’s successors and assigns.

IN WITNESS WHEREOF, Guarantor has executed this instrument the day and year first above written.

WITNESS:	ABOVENET, INC.

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF NEW YORK	)

) ss.:

COUNTY OF WESTCHESTER	)

On the day of August in the year 2009, before me, the undersigned, a Notary Public in and for said state, personally appeared                                                , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies) and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

EXHIBIT C

LANDLORD’S TRADEMARKS

60 Hudson Street Meet Me Room

Hudson Street Meet Me Room

Meet Me Area at 60 Hudson Street

Hudson Telegraph Meet Me Room

The Meet Me Room at 60 Hudson Street

60 Hudson Street Meet Me Are

EXHIBIT D

	Abovenet
Conduit	Current Conduits	Annual Charge	Increase	Annual Charge
		@ 07/01/09	Effective Date	@ 04/01/10

CDB	08/1/2008-07/31/09	1,281.00	08/01/09	1,332.24
CDC	06/1/2009-05/31/10	2,415.72	06/01/10	2,415.72
CDD	06/1/2009-05/31/10	159.84	06/01/10	159.84
CDE	06/1/2009-05/31/10	586.20	06/01/10	586.20
CDF	10/1/2008-09/30/09	3,339.48	10/01/09	3,473.04
CDG	06/1/2009-05/31/10	4,793.88	06/01/10	4,793.88
CDH	04/1/2009-03/31/10	3,787.08	04/01/10	3,787.08
CDI	03/1/2009-02/28/10	3,269.76	03/01/10	3,400.56
CDJ	03/1/2009-02/28/10	4,341.24	02/01/10	4,514.88
CDK	10/1/2008-09/30/09	785.64	10/01/09	817.08
CDL	04/1/2009-03/31/10	819.84	04/01/10	819.84
CDM	08/1/2008-07/31/09	7,185.00	08/01/09	7,472.40
CDN	11/1/2008-10/30/09	2,392.32	11/01/09	2,488.08
MSI	03/1/2009-02/28/10	16,063.08	02/01/10	16,705.76
MS2	03/1/2009-02/28/10	58,481.04	02/01/10	60,820.32
MS3	03/1/2009-02/28/10	2,801.04	02/01/10	2,913.12
		112,502.16		116,500.04

	Additional conduits			33,000.00
	Installed (Audit)

	New conduit
CDO	07/1/09-06/30/10	966.27	07/01/10	966.27